Exhibit (h)(20)

SEVEN CANYONS ADVISORS, LLC

22 East 100 South, 3rd Floor, Salt Lake City, Utah 84111

November 16, 2023

Mr. Lucas Foss, President

ALPS Series Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Re:	ALPS Series Trust (the “Trust”) – Seven Canyons Strategic Global Fund (the “Strategic Global Fund”), Seven Canyons World Innovators Fund (the “World Innovators Fund”) and Seven Canyons Small Cap Growth Fund (the “Small Cap Growth Fund”) (each a “Fund,” together the “Funds”)

Dear Mr. Foss:

This letter (the “Agreement”) confirms the agreement of Seven Canyons Advisors, LLC (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” that it is entitled to receive from a Fund and to reimburse “Other Expenses” to the extent required below.

Strategic Global Fund

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Strategic Global Fund (exclusive of interest, dividend expense on short sales/interest expense, taxes, brokerage commissions, other investment related costs, acquired fund fees and expenses, and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of business) to an annual rate of 1.40% of the Strategic Global Fund’s average daily net assets, during the term of this Agreement. The Adviser will reduce the fee payable with respect to the Strategic Global Fund to the extent of such excess and/or shall reimburse the Strategic Global Fund (or class as applicable) by the amount of such excess. If applicable, the waiver or reimbursement shall be allocated to each class of the Strategic Global Fund in the same manner as the underlying expenses or fees were allocated.

World Innovators Fund

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the World Innovators Fund (exclusive of interest, dividend expense on short sales/interest expense, taxes, brokerage commissions, other investment related costs, acquired fund fees and expenses, and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of business) to an annual rate of: 1.70% of the World Innovators Fund Investor Class Shares’ average daily net assets and 1.60% of the World Innovators Fund Institutional Class Shares’ average daily net assets, during the term of this Agreement. The Adviser will reduce the fee payable with respect to the World Innovators Fund to the extent of such excess and/or shall reimburse the World Innovators Fund by the amount of such excess.

Exhibit (h)(25)

Small Cap Growth Fund

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Small Cap Growth Fund (exclusive of interest, dividend expense on short sales/interest expense, taxes, brokerage commissions, other investment related costs, acquired fund fees and expenses, and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of business) to an annual rate of: 1.35% for the Investor Class and 1.20% for the Institutional Class of the Small Cap Growth Fund’s average daily net assets for each applicable class, during the term of this Agreement. The Adviser will reduce the fee payable with respect to the Small Cap Growth Fund to the extent of such excess and/or shall reimburse the Small Cap Growth Fund by the amount of such excess.

The Trust shall reduce the Management Fees owed to the Adviser and/or invoice the Adviser with respect to any such reimbursement amounts owed by the Adviser to the Trust. Any such invoices are payable upon receipt. Invoices should be delivered via email to the Adviser at the email address the Adviser provides to the Trust.

The Adviser further agrees that such fee waivers and reimbursements for each Fund are effective as of February 1, 2024, and shall continue at least through January 31, 2025; and will thereafter continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust and the Adviser does not provide at least 30 days written notice of non-continuance prior to the end of the then effective term. Except due to the Adviser’s notice of non-renewal, this Agreement may only be amended or terminated with the approval of the Board of Trustees of the Trust.

The Adviser will be permitted to recover, with respect to a Fund, on a class-by-class basis, expenses it has borne through this Agreement (whether through reduction of its management fee or otherwise) only to the extent that the applicable Fund’s expenses in later periods do not exceed the lesser of (1) the contractual expense limit in effect at the time the Adviser waives or limits the expenses or (2) the contractual expense limit in effect at the time the Adviser seeks to recover the expenses. Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees or expenses more than three years after the date on which the fee and expense was reduced, as calculated on a monthly basis.

Your signature below acknowledges acceptance of this letter agreement:

SEVEN CANYONS ADVISORS, LLC

By:	/s/ Maddy Oritt
Name:	Maddy Oritt
Title:	Chief Operating Officer

Exhibit (h)(25)

ALPS SERIES TRUST

By:	/s/ Lucas Foss
Name:	Lucas Foss
Title:	President

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